Exhibit 99.1

The New York Times Company Reports 2019 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--May 8, 2019--The New York Times Company (NYSE: NYT) announced today first-quarter 2019 diluted earnings per share from continuing operations of $.18 compared with $.13 earnings per share in the same period of 2018. Adjusted diluted earnings per share from continuing operations (defined below) was $.20 in the first quarter of 2019 compared with $.17 in the first quarter of 2018.

Operating profit was $34.6 million in the first quarter of 2019, flat compared with $34.1 million in the same period of 2018 as higher digital-only subscription and other revenues were offset by higher operating costs. Adjusted operating profit (defined below) decreased to $52.4 million in the first quarter of 2019 from $55.5 million in the prior year as higher revenues were more than offset by higher adjusted operating costs.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “We had another strong quarter and we’re continuing to optimize our business to deliver on our goal of reaching 10 million total subscriptions by 2025. For the quarter, we added 223,000 net new digital-only subscriptions, of which 144,000 were to our core news product, for a total of 4.5 million subscriptions.

“The breadth and depth of our news report have allowed us to spin out two highly successful digital products beyond core news, NYT Cooking and Crossword. This quarter, our Crossword product passed the 500,000 total subscription mark, which makes it, in its own right, the 5th largest digital subscription product from a U.S. news provider. And today, we launched our newest product, Parenting, in beta.

“We saw very good year-over-year growth in digital advertising while total advertising was flat. Subscription revenues made up two-thirds of the Company’s revenues and for the first time, digital-only subscription revenue was more than a quarter of total Company revenue. We will continue to invest in our journalism, product and marketing at elevated levels to attract and retain large numbers of new subscribers to The Times.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2019 to the first quarter of 2018.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the first quarter of 2019.

First-quarter 2018 results included the following special item:

  A $1.9 million charge ($1.4 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2019 increased 6.1 percent to $439.1 million from $413.9 million in the first quarter of 2018. Subscription revenues increased 3.9 percent, while advertising revenues decreased 0.4 percent and other revenues increased 55.8 percent.

Subscription revenues in the first quarter of 2019 rose primarily due to growth in recent years in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 15.1 percent compared with the first quarter of 2018, to $109.9 million.

Paid digital-only subscriptions totaled approximately 3,583,000 at the end of the first quarter of 2019, a net increase of 223,000 subscriptions compared with the end of the fourth quarter of 2018 and a 28.7 percent increase compared with the end of the first quarter of 2018. Of the 223,000 additions, 144,000 came from the Company’s digital news product, while the remainder came from the Company’s Cooking and Crossword products.

First-quarter digital advertising revenue increased 18.9 percent, while print advertising revenue decreased 11.9 percent. Digital advertising revenue was $55.5 million, or 44.4 percent of total Company advertising revenues, compared with $46.7 million, or 37.2 percent, in the first quarter of 2018. The increase in digital advertising revenue primarily reflected growth in direct-sold advertising on our digital platforms, including podcasts.

Other revenues rose $15.5 million, or 55.8 percent in the first quarter primarily as a result of growth in our commercial printing operations and rental revenue from our New York headquarters building.

Operating Costs
Operating costs increased in the first quarter of 2019 to $404.5 million compared with $378.0 million in the first quarter of 2018, while adjusted operating costs increased to $386.7 million from $358.5 million in the first quarter of 2018, in each case largely due to higher marketing expenses, labor and raw material costs from commercial printing and newsroom costs.

Marketing expenses increased to $47.5 million in the first quarter of 2019 from $31.6 million in 2018, largely due to an increase in subscription acquisition and brand marketing costs.

Other Data

Interest Expense and Other, net
Interest expense and other, net decreased in the first quarter of 2019 to $1.3 million compared with $4.9 million in the first quarter of 2018 as a result of higher interest income from cash and marketable securities, as well as fair value adjustments related to non-marketable equity securities.

Income Taxes
The Company had income tax expense of $1.3 million in the first quarter of 2019 compared with $5.3 million in the first quarter of 2018. The Company received a tax benefit in both periods from stock price appreciation on stock-based awards that settled in the quarters, resulting in a lower than statutory tax rate. We expect the annual effective income tax rate for 2019 will be between 20 percent and 25 percent.

Liquidity
As of March 31, 2019, the Company had cash and marketable securities of $808.8 million (excluding restricted cash of $16.8 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). We have an option, exercisable in the fourth quarter of 2019, to repurchase the condo interest in our headquarters building for $250.0 million, and we have provided notice of our intent to exercise this option. We expect to fund the repurchase of the condo interest from our existing cash and marketable securities. Included within marketable securities are securities used to collateralize approximately $46 million of letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. The majority of these letters of credit will expire upon the repurchase of the condo interest in the fourth quarter of 2019. Total debt and finance lease obligations were $254.5 million as of March 31, 2019.

Capital Expenditures
Capital expenditures totaled approximately $11 million in the first quarter of 2019 compared with $19 million in the first quarter of 2018. The expenditures in the first quarter of 2019 were primarily related to improvements at our College Point, N.Y. printing and distribution facility and investments in technology. The decrease in capital expenditures was primarily driven by higher expenditures in the first quarter of 2018 related to the redesign and consolidation of space in our headquarters building.

Outlook
Total subscription revenues in the second quarter of 2019 are expected to increase in the low- to mid-single digits compared with the second quarter of 2018, with digital-only subscription revenue expected to increase in the mid-teens. As in previous years, in the second quarter of 2019 we expect seasonally slower growth in the number of paid digital-only subscriptions.

Total advertising revenues in the second quarter of 2019 are expected to be approximately flat compared with the second quarter of 2018, with digital advertising revenue expected to increase in the mid-teens.

Other revenues in the second quarter of 2019 are expected to increase approximately 35 percent compared with the second quarter of 2018.

Operating costs and adjusted operating costs are expected to increase approximately 8 percent to 10 percent in the second quarter of 2019 compared with the second quarter of 2018 as a result of continued investment in the drivers of digital subscription growth: marketing, product and journalism; as well as in commercial printing operations.

The Company expects the following on a pre-tax basis in 2019:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense and other, net: $10 million to $12 million, and
  Capital expenditures: $50 million to $60 million.

Conference Call Information
The Company’s first-quarter 2019 earnings conference call will be held on Wednesday, May 8, at 11:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10130535, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 22. The passcode is 10130535.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2018. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2019	2018	% Change
Revenues
Subscription(a)	$270,810	$260,593	3.9%
Advertising(b)	125,088	125,647	(0.4)%
Other(c)	43,164	27,708	55.8%
Total revenues	439,062	413,948	6.1%
Operating costs
Production costs
Wages and benefits	102,908	91,993	11.9%
Raw materials	19,838	16,692	18.8%
Other production costs	45,337	45,656	(0.7)%
Total production costs	168,083	154,341	8.9%
Selling, general and administrative costs	221,463	208,623	6.2%
Depreciation and amortization	14,918	15,041	(0.8)%
Total operating costs	404,464	378,005	7.0%
Headquarters redesign and consolidation(d)	—	1,888	*
Operating profit	34,598	34,055	1.6%
Other components of net periodic benefit costs	1,835	2,028	(9.5)%
Gain from joint ventures	—	15	*
Interest expense and other, net	1,303	4,877	(73.3)%
Income from continuing operations before income taxes	31,460	27,165	15.8%
Income tax expense	1,304	5,251	(75.2)%
Net income	30,156	21,914	37.6%
Net income attributable to the noncontrolling interest	—	(2)	*
Net income attributable to The New York Times Company common stockholders	$30,156	$21,912	37.6%
Average number of common shares outstanding:
Basic	165,674	164,094	1.0%
Diluted	167,129	166,237	0.5%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.18	$0.13	38.5%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.18	$0.13	38.5%
Dividends declared per share	$0.05	$0.04	25.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital-only subscription revenues for the first quarters of 2019 and 2018:

				First Quarter
				2019		2018		% Change
Digital-only subscription revenues:
News product subscription revenues(1)				$102,346		$90,577		13.0%
Other product subscription revenues(2)				7,513		4,835		55.4%
Total digital-only subscription revenues				$109,859		$95,412		15.1%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the
Company’s Crossword and Cooking products are also included in this category.

(2) Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions for the first quarters of 2019 and 2018:

					First Quarter
					2019	2018		% Change
Digital-only subscriptions:
News product subscriptions(1)					2,857		2,330	22.6%
Other product subscriptions(2)					726		453	60.3%
Total digital-only subscriptions					3,583		2,783	28.7%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b) The following table summarizes advertising revenues by category for the first quarters of 2019 and 2018:

	First Quarter 2019			First Quarter 2018			% Change
Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
Display	$62,342	$42,112	$104,454	$70,805	$38,700	$109,505	(12.0)%	8.8%	(4.6)%
Other	7,203	13,431	20,634	8,139	8,003	16,142	(11.5)%	67.8%	27.8%
Total advertising	$69,545	$55,543	$125,088	$78,944	$46,703	$125,647	(11.9)%	18.9%	(0.4)%

(c) Other revenues primarily consist of revenues from licensing, commercial printing, building rental revenue, affiliate referrals, NYT Live (our live events business) and retail commerce.

(d) In the first quarter of 2018, the Company recognized a $1.9 million pre-tax expense related to the redesign and consolidation of space in our headquarters building.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2019	2018	% Change
Diluted earnings per share from continuing operations	$0.18	$0.13	38.5%
Add:
Severance	0.01	0.01	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	*
Other components of net periodic benefit costs	0.01	0.01	*
Special items:
Headquarters redesign and consolidation	—	0.01	*
Income tax expense of adjustments	(0.01)	(0.01)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.20	$0.17	17.6%

* Represents a change equal to or in excess of 100% or not meaningful.
(1) Amounts may not add due to rounding.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2019	2018	% Change
Operating profit	$34,598	$34,055	1.6%
Add:
Depreciation & amortization	14,918	15,041	(0.8)%
Severance	1,403	2,389	(41.3)%
Multiemployer pension plan withdrawal costs	1,450	2,104	(31.1)%
Special items:
Headquarters redesign and consolidation	—	1,888	*
Adjusted operating profit	$52,369	$55,477	(5.6)%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2019	2018	% Change
Operating costs	$404,464	$378,005	7.0%
Less:
Depreciation & amortization	14,918	15,041	(0.8)%
Severance	1,403	2,389	(41.3)%
Multiemployer pension plan withdrawal costs	1,450	2,104	(31.1)%
Adjusted operating costs	$386,693	$358,471	7.9%

* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com